PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 20, 2008

$150,000,000

El Paso Electric Company

7.50% Senior Notes due 2038

We will pay interest on the Senior Notes each March 15 and September 15. The first interest payment will be made on September 15, 2008.

We may redeem some or all of the Senior Notes at any time and from time to time at the make-whole redemption price described herein.

The Senior Notes will be our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured debt from time to time outstanding.

Investing in the Senior Notes involves risks. See ‘‘Risk Factors’’ beginning on page S-4.

	Price to(1) Public	Underwriting Discounts and Commissions	Proceeds to El Paso Electric Company (before expenses)
Per Senior Note	99.146%	0.875%	98.271%
Total	$148,719,000	$1,312,500	$147,406,500

(1)	Plus accrued interest from June 3, 2008, if settlement occurs after that date.

Delivery of the Senior Notes in book-entry form only will be made on or about June 3, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is May 29, 2008.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee (1)(2)
7.50% Senior Notes due 2038	$150,000,000	$5,895
Notes
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $70,620 have already been paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form S-3 (No. 333-123646) filed by El Paso Electric Company on March 29, 2005, and have been carried forward, of which $5,895 is offset against the registration fee due for this offering and of which $64,725 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. No person has been authorized to give any information or to make any representation other than those set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or that the documents incorporated by reference are accurate as of any date other than the date that those documents were filed by us with the Securities and Exchange Commission.

All references to ‘‘El Paso’’, ‘‘the Company’’, ‘‘we’’, ‘‘us,’’ ‘‘the Registrant,’’ ‘‘our,’’ or similar words are to El Paso Electric Company and, except as expressly stated or the context otherwise requires, not to any of its subsidiaries.

i

Summary

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under ‘‘Description of the Senior Notes.’’ You should read the prospectus supplement, accompanying prospectus and the documents incorporated by reference in their entirety. This prospectus supplement and the accompanying prospectus contain or incorporate certain forward-looking statements. Forward-looking statements should be read together with the cautionary statements and factors referred to under ‘‘Special Note on Forward-Looking Statements’’ in the accompanying prospectus.

The Company

El Paso Electric Company is a public utility engaged in the generation, transmission and distribution of electricity in an area of approximately 10,000 square miles in west Texas and southern New Mexico. We also serve a wholesale customer in Texas and from time to time a customer in the Republic of Mexico. We own or have significant ownership interests in six electrical generating facilities providing us with a net dependable generating capability of 1,503 MW. For the year ended December 31, 2007, our energy sources consisted of approximately 43% nuclear fuel, 28% natural gas, 7% coal, 22% purchased power and less than 1% generated by wind turbines.

We serve approximately 360,000 residential, commercial, industrial and wholesale customers. We distribute electricity to retail customers principally in El Paso, Texas and Las Cruces, New Mexico (representing approximately 55% and 9%, respectively, of our operating revenues for the year ended December 31, 2007). In addition, our wholesale sales include sales for resale to other electric utilities and power marketers. Our principal industrial and other large customers include United States military installations, including Fort Bliss in Texas and White Sands Missile Range and Holloman Air Force Base in New Mexico, two large universities, and oil, copper refining and steel production facilities.

We were incorporated in Texas in 1901. As of January 31, 2008, we had approximately 1,000 employees, 44% of whom are covered by a collective bargaining agreement.

Our principal offices are located at the Stanton Tower, 100 North Stanton, El Paso, Texas 79901 (telephone 915-543-5711). The Company makes available free of charge through its website, www.epelectric.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (‘‘SEC’’). Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	El Paso Electric Company, a Texas corporation.

Securities Offered	$150,000,000 aggregate principal amount of 7.50% Senior Notes due 2038.

Maturity	March 15, 2038.

Interest Payment Dates	March 15 and September 15 of each year, commencing on September 15, 2008.

Interest Rate	7.50% per year.

Further Issuances	We may issue additional debt securities under the indenture relating to the Senior Notes having the same terms and CUSIP number as the Senior Notes in all respects, except for the issue date and the issue price. Any such additional debt securities will be consolidated with and form a single series with the Senior Notes offered hereby.

In addition to the Senior Notes, we may issue other series of debt securities under the indenture relating to the Senior Notes. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture relating to the Senior Notes.

Covenants	The Senior Notes will be subject to covenants that will limit our ability to:

•	Create liens on our operating property; and

•	Consolidate with or merge into, or transfer all or substantially all of our assets to any other party.

These covenants are subject to important exceptions and qualifications that are described under ‘‘Description of Debt Securities — Successor Obligor’’ in the accompanying prospectus and under ‘‘Description of the Senior Notes — Limitation on Liens.’’

Events of Default	The Senior Notes will be subject to the events of default described under ‘‘Description of Debt Securities — Defaults and Remedies’’ in the accompanying prospectus.

In addition, it will be an event of default under the Senior Notes if we fail to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any indebtedness of the Company in a principal amount in excess of $10,000,000 if the effect of any such failure is to cause such indebtedness to become due prior to its maturity. See ‘‘Description of the Senior Notes — Events of Default.’’

Optional Redemption	We may redeem the Senior Notes, in whole or in part, at any time and from time to time, at the make-whole redemption price described under ‘‘Description of the Senior Notes — Optional Redemption.’’

Ranking	The Senior Notes will be our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured debt, including all other debt securities issued under the indenture relating to the Senior Notes, from time to time outstanding. See ‘‘Description of Debt Securities — Ranking’’ in the accompanying prospectus.

Form and Denomination	The Senior Notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 thereafter.

DTC Eligibility	Senior Notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (DTC) or its nominee. See ‘‘Description of the Senior Notes — Book-Entry System.’’

Same Day Settlement	Beneficial interests in the Senior Notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	The net proceeds of this offering are intended to be used for general corporate purposes, which may include funding capital expenditures, repayment of debt and ensuring adequate liquidity. See ‘‘Use of Proceeds.’’

Risk Factors	See ‘‘Risk Factors’’ beginning on page S-4 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Senior Notes.

Trustee	The Bank of New York Trust Company, N.A.

Listing	The Senior Notes will not be listed on any national securities exchange.

Risk Factors

Like other companies in our industry, our consolidated financial results will be impacted by weather, the economy of our service territory, fuel prices, the performance of our customers and the decisions of regulatory agencies. Our common stock price and creditworthiness will be affected by national and international macroeconomic trends, general market conditions and the expectations of the investment community, all of which are largely beyond our control. In addition, the following statements highlight risk factors that may affect our consolidated financial condition and results of operations. This is not intended to be an exhaustive discussion of all such risks, and the statements below must be read together with factors discussed elsewhere in this document and in our other filings with the SEC.

Risks Related to Our Business

Our Costs Could Increase or We Could Experience Reduced Revenues if There Are Problems at the Palo Verde Nuclear Generating Station

A significant percentage of our generating capacity, off-system sales margins, assets and operating expenses is attributable to the Palo Verde Nuclear Generating Station. Our 15.8% interest in each of the three Palo Verde units totals approximately 633 MW of generating capacity. Palo Verde represents approximately 42% of our available net generating capacity and represented approximately 43% of our available energy for the twelve months ended December 31, 2007. Palo Verde comprises 41% of our total net plant-in-service and Palo Verde expenses comprise a significant portion of operation and maintenance expenses. Arizona Public Service Company is the operating agent for Palo Verde, and we have limited ability under the Arizona Nuclear Power Project Participation Agreement to influence operations and costs at Palo Verde. Palo Verde operated at a capacity factor of 78.5% and 70.4% in the twelve months ended December 31, 2007 and 2006, respectively.

The Nuclear Regulatory Commission (‘‘NRC’’) has placed Palo Verde Unit 3 in the ‘‘multiple repetitive degraded cornerstone’’ column of its action matrix which results in an enhanced NRC inspection regimen. We face the risk of additional or unanticipated costs at Palo Verde resulting from (i) increases in operation and maintenance expenses, including additional costs relating to the enhanced NRC oversight; (ii) increases in the cost of uranium; (iii) the replacement of reactor vessel heads at the Palo Verde units; (iv) an extended outage of any of the Palo Verde units; (v) increases in estimates of decommissioning costs; (vi) the storage of radioactive waste, including spent nuclear fuel; (vii) prolonged reductions in generating output; (viii) insolvency of other Palo Verde Participants; and (ix) compliance with the various requirements and regulations governing commercial nuclear generating stations.

Our ability to increase retail base rates in Texas is limited through June 2010. We cannot seek approval to increase our base rates in Texas in the event of increases in non-fuel costs or loss of revenue unless our return on equity falls below the bottom of a defined range which currently is approximately 8.3%. Our rates in New Mexico will be fixed until after the conclusion of the May 2009 rate filing. We cannot assure that revenues will be sufficient to recover any increased costs, including any increased costs in connection with Palo Verde or other operations, whether as a result of inflation, changes in tax laws or regulatory requirements, or other causes.

We May Not Be Able to Recover All of Our Fuel Expenses from Customers

In general, by law, we are entitled to recover our prudently incurred fuel and purchased power expenses from our customers in Texas and New Mexico. The 2007 New Mexico Stipulation provides for energy from the deregulated Palo Verde Unit 3 to be recovered through fuel and purchased power costs based upon the contract cost of capacity and fuel for power purchased under the existing Southwestern Public Service Company (‘‘SPS’’) purchased power contract. The 2007 New Mexico Stipulation requires the Company to file its Fuel and Purchased Power Cost Adjustment Clause (‘‘FPPCAC’’) according to New Mexico Public Regulation Commission (‘‘NMPRC’’) rules, at which time any party may propose to change the price of capacity and related energy from Palo Verde Unit 3 after the SPS purchased power contract is terminated September 30, 2009. The fuel expense in

New Mexico and Texas is subject to reconciliation by the Public Utility Commission of Texas (‘‘Texas Commission’’) and the NMPRC. Prior to the completion of a reconciliation, we record fuel and purchased power costs transactions such that fuel revenues equal fuel and purchased power expense including the repriced energy costs for Palo Verde Unit 3 in New Mexico. In the event that a disallowance occurs during a reconciliation proceeding, the amounts recorded for fuel and purchased power expenses could differ from the amounts we are allowed to collect from our customers and we would incur a loss to the extent of the disallowance.

In New Mexico, the FPPCAC allows us to reflect current fuel and purchased power expenses in the FPPCAC and to adjust for under-recoveries and over-recoveries with a two-month lag. In Texas, fuel costs are recovered through a fixed fuel factor that may be adjusted two times per year. If we materially under-recover fuel costs, we may seek a surcharge to recover those costs at the time of the next fuel factor filing. During periods of significant increases in natural gas prices such as occurred in 2005, the Company realizes a lag in the ability to reflect increases in fuel costs in its fuel recovery mechanisms. As a result, cash flow is impacted due to the lag in payment of fuel costs and collection of fuel costs from customers. At December 31, 2007 and December 31, 2006, the Company had deferred fuel balances of $27.7 million and $32.6 million, respectively. To the extent the fuel and purchased power recovery processes in Texas and New Mexico do not provide for the timely recovery of such costs, we could experience a material negative impact on our cash flow.

Equipment Failures and Other External Factors Can Adversely Affect Our Results

The generation and transmission of electricity require the use of expensive and complex equipment. While we have a maintenance program in place, generating plants are subject to unplanned outages because of equipment failure. We are particularly vulnerable to this due to the advanced age of several of our gas-fired generating units in or near El Paso. In addition, we are seeking to extend the lives of these plants. In the event of unplanned outages, we must acquire power from others at unpredictable costs in order to supply our customers and comply with our contractual agreements. This can materially increase our costs and prevent us from selling excess power at wholesale, thus reducing our profits. In addition, actions of other utilities may adversely affect our ability to use transmission lines to deliver or import power, thus subjecting us to unexpected expenses or to the cost and uncertainty of public policy initiatives. We are particularly vulnerable to this because a significant portion of our available energy (at Palo Verde and the Four Corners Generating Station) is located hundreds of miles from El Paso and Las Cruces and must be delivered to our customers over long distance transmission lines. In addition, Palo Verde’s availability is an important factor in realizing off-system sales margins. These factors, as well as weather, interest rates, economic conditions, fuel prices and price volatility, are largely beyond our control, but may have a material adverse effect on our consolidated earnings, cash flows and financial position.

We May Not Be Able to Recover All Costs of New Generation

We have obtained from the Texas Commission and the NMPRC Certificates of Convenience and Necessity to construct a new generating unit (Newman Unit 5) in El Paso to meet our expected customers’ demand for electricity. We have provided the estimated cost of constructing Newman Unit 5 to the Texas Commission and NMPRC. We have risks associated with completing the construction of Newman Unit 5 on time and within projected costs. In addition, we have risks associated with obtaining financing for Newman Unit 5 at reasonable rates as we expect to issue debt to finance a portion of the plant.

The cost of financing and constructing Newman Unit 5 will be reviewed in future rate cases in both Texas and New Mexico. To the extent that the Texas Commission or NMPRC determines that the costs of construction are not reasonable because of cost overruns, delays or other reasons, we may not be allowed to recover these costs from customers in base rates.

In addition, if the unit is not completed on time, we may be required to purchase power or operate less efficient generating units to meet customer requirements. Any replacement purchased power or fuel costs will be subject to regulatory review by the Texas Commission and NMPRC. We face financial risks to the extent that recovery is not allowed for any replacement fuel costs resulting from delays in the completion of Newman Unit 5.

Competition and Deregulation Could Result in a Loss of Customers and Increased Costs

As a result of changes in federal law, our wholesale and large retail customers already have, in varying degrees, alternate sources of power, including co-generation of electric power. Deregulation legislation is in effect in Texas requiring us to separate our transmission and distribution functions, which would remain regulated, from our power generation and energy services businesses, which would operate in a competitive market, in the future. In 2004, the Texas Commission approved a rule delaying retail competition in our Texas service territory. This rule identified various milestones that we must reach before retail competition can begin. The first milestone calls for the development, approval by the Federal Energy Regulatory Commission (‘‘FERC’’), and commencement of independent operation of a regional transmission organization in the area that includes our service territory. This and other milestones are not likely to be achieved for a number of years. There is substantial uncertainty about both the regulatory framework and market conditions that would exist if and when retail competition is implemented in our Texas service territory, and we may incur substantial preparatory, restructuring and other costs that may not ultimately be recoverable. There can be no assurance that deregulation would not adversely affect our future operations, cash flows and financial condition.

We May Not Be Able to Recover All Our Planned Capital Expenditures

Our planned capital expenditures are large relative to our revenues and assets, and our ability to recover those capital expenditures and the timing of which recovery will have a significant impact on our results of operations. Any unexpected cost increases, delays or events that negatively impact our ability to raise capital, such as ratings downgrades or disruptions in the capital markets, or unexpected decisions or delays by the Texas Commission, NMPRC, or FERC in decisions affecting recovery of capital expenditures, could materially impact our financial statements.

Risks Related to the Offering

Increased leverage may harm our financial condition and results of operations.

We may incur additional indebtedness in the future and the Senior Notes do not restrict future incurrence of indebtedness. Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the Senior Notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating and investment expenditures.

These measures may not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

Ratings of the Senior Notes may change and affect the market price and marketability of the Senior Notes.

Our long term debt has been rated by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services respectively. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Senior Notes, but rather reflect only the view of each rating agency at the time the rating is issued. Our credit ratings may not remain in effect for any given period of time or such ratings may be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Our ratings may be lowered in connection with future events. Holders of Senior Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Senior Notes.

The Senior Notes are effectively subordinated to any secured obligations we may have and to the obligations of our subsidiary.

Although the Senior Notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have or may incur in the future, to the extent of the assets that serve as security for those obligations. As of the date of this prospectus supplement, we do not currently have any material secured obligations other than that portion of our obligations under our $200,000,000 bank line of credit related to our financing of nuclear fuel purchases, which portion is secured by substantially all of our nuclear fuel assets. In addition, since the Senior Notes are exclusively our obligations and are not guaranteed by our subsidiary, the Senior Notes are also effectively subordinated to all liabilities of our subsidiary, to the extent of its assets, since it is a separate and distinct legal entity with no obligation to pay any amounts due under our indebtedness, including the Senior Notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. Our subsidiary is not prohibited from incurring additional debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiary. If our subsidiary were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiary, our ability to pay our obligations on the Senior Notes could be adversely affected.

An active trading market for the Senior Notes may not develop.

There is currently no public market for the Senior Notes, and we do not plan to list the Senior Notes on any national securities exchange. In addition, the liquidity of any trading market in the Senior Notes, and the market price quoted for the Senior Notes, may be adversely affected by changes in the overall market for these Senior Notes, prevailing interest rates and changes in our financial condition, results of operations or prospects. A liquid trading market in the Senior Notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the Senior Notes.

Use of Proceeds

The net proceeds from the sale of the Senior Notes will be approximately $146.9 million after the deduction of the underwriting discount and our expenses. We intend to use the net proceeds from the sale of the Senior Notes for general corporate purposes, which may include funding capital expenditures, repayment of debt and ensuring adequate liquidity.

 Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2008 on an actual basis and on an as adjusted basis to give effect to the issuance of the Senior Notes offered by this prospectus supplement. This table should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2008
	Actual	As Adjusted
	(In Thousands)
Cash and Equivalents	$11,725	$158,616
Current Portion of Long-Term Debt and Financing Obligations	19,225	19,225
Short-Term Borrowings	13,000	13,000
Long-Term Debt Net of Current Portion	590,901	590,901
Financing Obligations, Net of Current Portion	76,372	76,372
7.50% Senior Notes offered hereby	—	148,719
Total Debt	699,498	848,217
Total Common Stock Equity	665,716	665,716
Total Capitalization	$1,365,214	$1,513,933

Under the terms of our credit facility, we have the ability to borrow up to $200 million. As of March 31, 2008, we had $108.6 million of indebtedness outstanding under our credit facility, $13.0 million of which was drawn for working capital purposes.

Description of the Senior Notes

The following description of the particular terms of the Senior Notes supplements, and to the extent inconsistent, replaces, the description in the accompanying prospectus of the general terms and provisions of the debt securities under ‘‘Description of Debt Securities’’ to which description reference is hereby made. Capitalized terms defined in the accompanying prospectus and not defined herein are used herein as therein defined.

General

The following is a summary of the terms of the Senior Notes. The Senior Notes will be issued under an indenture dated as of May 1, 2005 between us and The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank, National Association, as trustee (the ‘‘Trustee’’), a copy of which is incorporated by reference as Exhibit 4.1 to the Registration Statement on Form S-3 of which the accompanying prospectus is a part, as amended by the First Supplemental Indenture dated as of May 19, 2008 between us and the Trustee in substantially the form attached as Exhibit 4.4 to such Registration Statement. The indenture, as amended by the supplemental indenture and as may be further supplemented from time to time, is referred to herein as the ‘‘Indenture.’’ This description is not complete and investors should refer to the Indenture. The Senior Notes will be established under the Indenture pursuant to a securities resolution.

Maturity, Interest, Form and Denomination

The Senior Notes will initially be issued in an amount equal to $150,000,000 in aggregate principal amount. The Senior Notes will mature on March 15, 2038, unless redeemed prior to that date, and will bear interest at the rate of 7.50% per year.

Interest on the Senior Notes will accrue from the date of original issuance and will be payable semi-annually in arrears on March 15 and September 15 of each year commencing on September 15, 2008 to holders of record of the Senior Notes on the preceding March 1 and September 1, respectively. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the Senior Notes will be calculated on the basis of a 360-day year of twelve 30-day months. The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 thereafter.

Further Issues of the Same Series

We may, from time to time, without the consent of the existing holders of the Senior Notes, issue additional debt securities under the Indenture having the same terms and CUSIP number as the Senior Notes in all respects, except for the issue date and the issue price. Any such additional debt securities will be consolidated with and form a single series with the Senior Notes offered hereby.

In addition to the Senior Notes, we may issue other series of debt securities under the Indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the Indenture.

Optional Redemption

The Senior Notes will be redeemable in whole or in part, at our option, at any time and from time to time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Senior Notes to be redeemed or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus 50 basis points, plus, in either case, accrued and unpaid interest thereon to the redemption date.

‘‘Treasury Rate’’ means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date). The Treasury Rate will be calculated on the third business day preceding the redemption date.

‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

‘‘Comparable Treasury Price’’ means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

‘‘Independent Investment Banker’’ means one of the Reference Treasury Dealers that we appoint.

‘‘Reference Treasury Dealers’’ means (1) Credit Suisse Securities (USA) LLC and its respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a ‘‘Primary Treasury Dealer’’), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by us.

‘‘Reference Treasury Dealer Quotations’’ means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed. Any notice of redemption at our option with respect to the Senior Notes may state that such redemption will be conditional upon the occurrence of any event before the redemption date described in such notice, and such notice will be of no force and effect unless all such conditions to the redemption have occurred on or before such redemption date. In the event that such conditions are not met, we will not be required to redeem the Senior Notes.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

Limitation on Liens

So long as any Senior Notes are outstanding, we may not create or permit to be created, any mortgage, security interest, pledge, lien or other encumbrance (‘‘Lien’’) of or upon any of our Operating Property (as defined below), whether owned at the date of the Indenture or thereafter acquired, to secure any Debt (as defined below), without effectively securing the Senior Notes (together with, if we shall so determine, any of our other Debt ranking senior to, or equally with, the Senior Notes) equally and ratably with such Debt (but only so long as such Debt is so secured), subject to the following exceptions, one or more of which may apply to any particular Lien.

The foregoing restriction will not apply to:

•	Liens to secure Debt incurred without limitation as to amount under the Mortgage;

•	Liens to secure Debt existing on the date of the issuance of the Senior Notes; provided that such Debt shall not be increased in amount, except pursuant to our Credit Agreement dated as of April 11, 2006 as amended as of July 12, 2007 among the Company, The Bank of New York Trust Company, National Association, as trustee of the Rio Grande Resources Trust II, the lenders party thereto and JPMorgan Chase Bank, National Association as Administrative Agent and Issuing Bank;

•	Liens on any Operating Property which existed on such property prior to the acquisition thereof by us, to secure Debt assumed by us in connection with such acquisition;

•	Liens to secure Debt incurred by the Company in connection with the acquisition or lease by the Company in the ordinary course of business, after the date of the issuance of the Senior Notes, of furniture, fixtures, equipment and other assets not owned by the Company as of the date of issuance of the Senior Notes provided that (a) such Debt shall not be secured by any Operating Property of the Company other than the Operating Property with respect to which such Debt is incurred, and (b) the Lien securing such Debt shall be created within 90 days of the incurrence of such Debt;

•	Liens to secure Debt of any entity existing at the time such entity is merged into or consolidated with, or such entity disposes of all or substantially all its properties (or those of a division) to, us;

•	Liens to secure Debt incurred to acquire, construct, develop or substantially repair, alter or improve Operating Property or to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose; provided that such Debt is incurred contemporaneously with, or within 24 months after, such acquisition or the completion of construction, development or substantial repair, alteration or improvement;

•	Liens to secure, directly or indirectly, our obligations with respect to debt issued by any Governmental Authority (as defined herein), including debt represented by securities issued by any such Governmental Authority (or providers of credit enhancement with respect to such securities), including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property;

•	Liens to secure Debt which has been defeased, including the Senior Notes;

•	Liens to secure Debt incurred in connection with an accounts receivable facility and/or contract payments facility or the securitization of any Excepted Assets (as defined below); and

•	Liens to secure any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of an instrument or agreement creating any Debt referred to in the above clauses.

Also, the foregoing restriction will not apply to Liens, otherwise subject to the foregoing restrictions, to secure Debt of up to an aggregate principal amount (not including Debt secured by Liens permitted by any of the foregoing exceptions) which, immediately following the creation of such Lien, together with all other Debt so secured, does not exceed 15% of Capitalization (as defined below). As of March 31, 2008, our Capitalization, as defined for purposes of this covenant, was approximately $1,352 million.

For purposes of the limitation on liens covenant described above, certain terms are defined as follows:

‘‘Capitalization’’ means the total of all the following items appearing on, or included in, our consolidated balance sheet:

•	liabilities for Debt; and

•	common stock, preferred stock, hybrid preferred securities, premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury.

Subject to the foregoing, Capitalization shall be determined in accordance with generally accepted accounting principles applicable to the type of business in which we are engaged and that are approved by independent accountants regularly retained by us, and may be determined as of a date not more than sixty (60) days prior to the happening of an event for which such determination is being made.

‘‘Debt’’ means any of our outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities, or guarantees of any thereof.

‘‘Excepted Assets’’ means all bills, notes and other instruments, accounts receivable, claims, credits, judgments, demands, general intangibles, licenses and privileges (except franchises and permits), emissions allowances, choses in action, patents, patent applications, patent licenses and other patent rights, trade names, trademarks and all contracts, leases and agreements of whatsoever kind and nature, other than any of the foregoing which are by the express provisions of the Mortgage subjected or required to be subjected to the Lien of the Mortgage.

‘‘Governmental Authority’’ means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

‘‘Mortgage’’ means the General Mortgage Indenture and Deed of Trust dated February 1, 1996 between the Company and U.S. Bank National Association, successor to State Street Bank and Trust Company, as Trustee, as amended, supplemented, substituted or replaced from time to time; provided, however, that any such substitution or replacement will provide for a Lien on substantially all of the Company’s Operating Property subject to exceptions substantially similar to those contained in the previously existing Mortgage.

‘‘Operating Property’’ means, as of any particular time, (i) all of the real, personal and mixed property which is an integral part of or is used or to be used as an integral part of the electric generating, transmission and/or distribution operations of the Company, (ii) any undivided legal interest of the Company in any such property which is jointly owned by the Company and any other person or persons and (iii) franchises and permits owned by the Company in connection with the electric generating, transmission and/or distribution operations of the Company, including, without limitation all of such property which is acquired by the Company after the date hereof; provided, however, that Operating Property shall not be deemed to include Excepted Property (as defined in the Mortgage). See ‘‘Description of First Mortgage Bonds — Mortgaged Property’’ in the accompanying prospectus.

Events of Default

The Senior Notes will be subject to the events of default contained in the indenture as described under ‘‘Description of Debt Securities — Defaults and Remedies’’ in the accompanying prospectus. In addition, pursuant to the securities resolution establishing the terms of the Senior Notes, it will be an event of default under the Senior Notes if the Company fails to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Debt (as defined above) in a principal amount in excess of $10,000,000 if the effect of any such failure is to cause such Debt to become due prior to its stated maturity.

Defeasance

The Senior Notes will be subject to covenant defeasance and legal defeasance pursuant to the terms and conditions set forth in Article 9 of the Indenture. See ‘‘Description of Debt Securities — Legal Defeasance and Covenant Defeasance’’ in the accompanying prospectus.

Concerning the Trustee

The Trustee has provided other services to us in the past and may do so in the future as a part of its regular business.

Book-Entry System

The Senior Notes will be issued in the form of one or more fully registered global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of

Cede & Co., or Cede, as DTC’s nominee. Except in the limited circumstances described under ‘‘Global Securities’’ in the accompanying prospectus, the Senior Notes will not be issued in definitive certificated form. The global security may be transferred, in whole and not in part, only to another nominee of DTC.

DTC has advised us and the underwriter as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ under the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code, and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC and facilitates the settlement of transactions among its participants in such securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Purchases of Senior Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Senior Notes on DTC’s records. The ownership of interest of each actual purchaser of Senior Notes (a ‘‘beneficial owner’’) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct and indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

To facilitate subsequent transfers, all Senior Notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the global notes. Under its usual procedures DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts interests in the global notes are credited on the record date (identified in the listing attached to the Omnibus Proxy).

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy for such information.

Neither we, the trustee nor the underwriter will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct or indirect participant with respect to any ownership interest in the Senior Notes, or payments to, or the providing of notice to participants or beneficial owners.

Global Clearance and Settlement Procedures

Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between the DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Additional Information

See ‘‘Description of Debt Securities’’ in the accompanying prospectus for additional important information about the Senior Notes. That information includes:

•	additional information about the terms of the Senior Notes;

•	general information about the Indenture and the trustee; and

•	a description of the events of default under the Indenture.

See ‘‘Description of First Mortgage Bonds’’ in the accompanying prospectus for information about our ability to issue first mortgage bonds under our mortgage.

 Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated        , 2008, we have agreed to sell to Credit Suisse Securities (USA) LLC $150,000,000 principal amount of the Senior Notes.

The underwriting agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the Senior Notes if any are purchased.

Credit Suisse Securities (USA) LLC proposes to offer the Senior Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.50% of the principal amount per Senior Note. Credit Suisse Securities (USA) LLC and selling group members may allow a discount of 0.25% of the principal amount per Senior Note on sales to other broker/dealers. After the initial public offering, Credit Suisse Securities (USA) LLC may change the public offering price and concession and discount to broker/dealers.

We estimate that our out-of-pocket expenses for this offering will be approximately $501,400.

The Senior Notes are a new issue of securities with no established trading market. Credit Suisse Securities (USA) LLC intends to make a secondary market for the Senior Notes. However, it is not obligated to do so and may discontinue making a secondary market for the Senior Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Senior Notes will be.

In connection with the offering, Credit Suisse Securities (USA) LLC may engage in stabilizing transactions, over-allotment transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the Senior Notes so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by an underwriter of Senior Notes in excess of the principal amount of the Senior Notes the underwriter is obligated to purchase, which creates a short position.

•	Covering positions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the Senior Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions and penalty bids may have the effect of raising or maintaining the market price of the Senior Notes or preventing or retarding a decline in the market price of the Senior Notes. As a result the price of the Senior Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

We have agreed to indemnify Credit Suisse Securities (USA) LLC against liabilities under the Securities Act of 1933, as amended, or contribute to payments which Credit Suisse Securities (USA) LLC may be required to make in that respect.

Credit Suisse Securities (USA) LLC will make the Senior Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between Credit Suisse Securities (USA) LLC and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from Credit Suisse Securities (USA) LLC based on transactions conducted through the system. Credit Suisse Securities (USA) LLC will make the Senior Notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), Credit Suisse Securities (USA) LLC will represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) it has not made and will not make an offer of the Senior Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Senior Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Senior Notes to the public in that Relevant Member State at any time:

(a)    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)    to fewer than 100 natural or legal persons (other than qualified institutional investors as defined in the Prospectus Directive); or

(d)    in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

An ‘‘offer of Senior Notes to the public’’ in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Senior Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive. The expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. References to ‘‘€’’ are to euros.

In addition, Credit Suisse Securities (USA) LLC will represent and agree that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the ‘‘FSMA’’)) received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the ‘‘Order’’) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as ‘‘relevant persons’’). The Senior Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Senior Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Credit Suisse Securities (USA) LLC and its affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Senior Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Senior Notes are made. Any resale of the Senior Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Senior Notes.

Representations of Purchasers

By purchasing the Senior Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the Senior Notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the Senior Notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action – Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Senior Notes, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Senior Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Senior Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Senior Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Senior Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the Senior Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Senior Notes in their particular circumstances and about the eligibility of the Senior Notes for investment by the purchaser under relevant Canadian legislation.

 Validity of the Senior Notes

The validity of the Senior Notes will be passed upon by Clark, Thomas & Winters, Austin, Texas, and Davis Polk & Wardwell, Menlo Park, California. Certain legal matters in connection with the interpretation of federal law and the law of the States of Texas, New Mexico and Arizona will be passed upon by (i) Clark, Thomas & Winters, Austin, Texas, in respect of Texas law only, (ii) Law Offices of Randall W. Childress, P.C., Santa Fe, New Mexico, in respect of New Mexico law, (iii) White & Case LLP, Washington, D.C., in respect of federal energy regulatory matters, and (iv) Perkins Coie Brown & Bain P.A., Phoenix, Arizona, in respect of Arizona law. Milbank, Tweed, Hadley & McCloy LLP, New York, New York, will issue an opinion about certain legal matters with respect to the Senior Notes for Credit Suisse Securities (USA) LLC.

PROSPECTUS

El Paso Electric Company

Debt Securities
First Mortgage Bonds
Common Stock (no par value)
Preferred Stock (no par value)
Warrants
Purchase Contracts
Units

We or selling security holders may offer and sell debt securities, first mortgage bonds, shares of our common stock and preferred stock, warrants, purchase contracts, and units from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which we or selling security holders will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement before you invest.

We or selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents we or the selling security holders select, or through underwriters and dealers we or the selling security holders select. If agents, underwriters or dealers are used to sell these securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol ‘‘EE.’’ We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risk. See Risk Factors beginning on page 24 of our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2008

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. All references in this prospectus to ‘‘El Paso,’’ ‘‘the Company,’’ ‘‘we,’’ ‘‘us,’’ ‘‘the Registrant,’’ ‘‘our,’’ or similar words are to El Paso Electric Company and, except as expressly stated or the context otherwise requires, not to its subsidiary.

El Paso Electric Company

El Paso Electric Company is a public utility engaged in the generation, transmission and distribution of electricity in an area of approximately 10,000 square miles in west Texas and southern New Mexico. We also serve a wholesale customer in Texas and from time to time a customer in the Republic of Mexico. We own or have significant ownership interests in six electrical generating facilities providing us with a net dependable generating capability of 1,503 megawatts. We serve approximately 360,000 residential, commercial, industrial and wholesale customers. We distribute electricity to retail customers principally in El Paso, Texas and Las Cruces, New Mexico. In addition, our wholesale sales include sales for resale to other electric utilities and power marketers. Our principal industrial and other large customers include United States military installations, including Fort Bliss in Texas and White Sands Missile Range and Holloman Air Force Base in New Mexico, two large universities, and oil, copper refining and steel production facilities.

Our principal offices are located at the Stanton Tower, 100 North Stanton, El Paso, Texas 79901 (telephone 915-543-5711). We were incorporated in Texas in 1901. We maintain a website at www.epelectric.com where general information about us is available. We are not incorporating the contents of the website in this prospectus.

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a ‘‘shelf’’ registration process. Under this shelf process, we or selling security holders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with any related free writing prospectuses and the additional information described under the heading ‘‘Where You Can Find More Information.’’

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to ‘‘incorporate by reference’’ the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

(a)	Current Reports on Form 8-K filed February 8, 2008, February 12, 2008, April 7, 2008 and April 30, 2008;

(b)	Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed May 7, 2008;

(c)	Annual Report on Form 10-K for the year ended December 31, 2007, filed February 29, 2008;

(d)	Registration Statement on Form 8-A dated November 26, 2002.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

El Paso Electric Company
Stanton Tower
100 North Stanton
El Paso, Texas 79901
Attn: Investor Relations
(915) 543-5711

Copies of these filings are also available from our website at http://www.epelectric.com.

Special Note on Forward-Looking Statements

Certain matters discussed in this prospectus or incorporated by reference into this prospectus other than statements of historical information are ‘‘forward-looking statements.’’ The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like ‘‘believes,’’ ‘‘anticipates,’’ ‘‘targets,’’ ‘‘expects,’’ ‘‘pro forma,’’ ‘‘estimates,’’ ‘‘intends’’ and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning:

•	capital expenditures,

•	earnings,

•	liquidity and capital resources,

•	litigation,

•	accounting matters,

•	possible corporate restructurings, acquisitions and dispositions,

•	compliance with debt and other restrictive covenants,

•	interest rates and dividends,

•	environmental matters,

•	nuclear operations, and

•	the overall economy of our service area.

These forward-looking statements involve known and unknown risks that may cause our actual results in future periods to differ materially from those expressed in any forward-looking statement. Factors that would cause or contribute to such differences include, but are not limited to, such things as:

•	our rates following the end of the Texas Freeze Period ending June 30, 2010,

•	our rates in New Mexico, including the impact of the 2007 New Mexico Stipulation,

•	any changes in our New Mexico fuel and purchased power adjustment clause after the 2009 continuation filing,

•	loss of margins on off-system sales due to changes in wholesale power prices or availability of competitive generation resources,

•	ability of our operating partners to maintain plant operations and manage operation and maintenance costs at Palo Verde and Four Corners plants, including additional costs associated with the degraded cornerstone status of Palo Verde,

•	reductions in output at generation plants operated by us,

•	unscheduled outages, including outages at Palo Verde,

•	electric utility deregulation or re-regulation,

•	regulated and competitive markets,

•	ongoing municipal, state and federal activities,

•	economic and capital market conditions,

•	changes in accounting requirements and other accounting matters,

•	changing weather trends,

•	rates, cost recoveries and other regulatory matters including the ability to recover fuel costs on a timely basis,

•	changes in environmental regulations,

•	political, legislative, judicial and regulatory developments,

•	the impact of lawsuits filed against us,

•	the impact of changes in interest rates,

•	changes in, and the assumptions used for, pension and other post-retirement and post-employment benefit liability calculations, as well as actual and assumed investment returns on pension plan assets,

•	the impact of changing cost escalation and other assumptions on our nuclear decommissioning liability for the Palo Verde Nuclear Generating Station,

•	Texas, New Mexico and electric industry utility service reliability standards,

•	homeland security considerations,

•	coal, uranium, natural gas, oil and wholesale electricity prices, and

•	other circumstances affecting anticipated operations, sales and costs.

These lists are not all-inclusive because it is not possible to predict all factors. A discussion of some of these factors and definitions for certain terms are included in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus. This report should be read in its entirety. No one section of this prospectus or our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus, deals with all aspects of the subject matter; these documents should be read in their entireties. Any forward-looking statement speaks only as of the date such statement was made, and we are not obligated to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the offered securities will be used for general corporate purposes, primarily to fund our operations, to finance capital expenditures and from time to time to repurchase outstanding shares of our common stock and to repay debt. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

Ratios of Earnings to Fixed Charges

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Three Months Ended	For the Fiscal Years Ended
March 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004	December 31, 2003
2.7	3.5	3.2	2.2	1.8	1.5

Earnings consist of earnings from continuing operations and fixed charges less capitalized interest. Earnings from continuing operations consist of income from continuing operations before income taxes, extraordinary items and cumulative effects of accounting changes. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the estimated portion of rental expense that represents an interest factor.

We do not calculate ratios of combined fixed charges and preference dividends to earnings at this time because no shares of our preferred stock are issued and outstanding as of the date of this prospectus.

Dividend Policy

Subject to the prior rights and preferences, if any, applicable to any shares of preferred stock that we may issue in the future, holders of our common stock are entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends. We have not declared or paid any cash dividends on our common stock since our emergence from bankruptcy in 1996. We do not anticipate paying any cash dividends in the foreseeable future.

Description of Capital Stock

Our authorized capital stock under our Articles of Incorporation, which we refer to as the Articles, consists of 100,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value. The following description is a brief summary of certain provisions relating to our capital stock contained in the Articles and does not purport to be complete. This description is qualified in its entirety by reference to the Articles.

Common Stock

Our authorized common stock consists of 100,000,000 shares, no par value, of which 64,455,282 shares were issued and 44,718,653 shares were outstanding as of March 31, 2008. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. As of March 31, 2008, there were approximately 3,819 registered holders of record of our common stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of us, subject to prior distribution rights of preferred stock, if any, then outstanding, the holders of common stock are entitled to receive all of the remaining assets available for distribution. The Articles do not provide for preemptive or other subscription rights of the holders of common stock. There are no redemption or sinking fund provisions applicable to the common stock. The issued and outstanding shares of common stock are, and any shares of common stock issued will be, fully paid and non-assessable. The common stock is listed on the New York Stock Exchange under the symbol ‘‘EE.’’ The Bank of New York serves as the transfer agent and registrar for our common stock.

Preferred Stock

Our authorized preferred stock consists of 2,000,000 shares, no par value, of which no shares were issued and outstanding as of March 31, 2008. This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a statement of resolution establishing a series of preferred stock for each series and is also subject to our Articles.

We have summarized below certain terms that would be included in any statement of resolution establishing a series of preferred stock. The summary is not complete. The statement of resolution will be filed with the SEC in connection with an offering of preferred stock.

Under our Articles, our Board of Directors has the authority to:

•	create one or more series of preferred stock;

•	issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized; and

•	determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series.

Our Board of Directors may issue authorized shares of preferred stock, without further vote or action by the shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our preferred stock may be listed or quoted.

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any date of maturity;

•	any dividend rate or rates and the conditions upon which and the times when such dividends are payable;

•	any redemption provisions including the conditions and timing of redemption and redemption prices;

•	any retirement or sinking fund provisions;

•	the preferences of such shares upon our dissolution or distribution of our assets;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or property into which the preferred stock is convertible or exchangeable and the terms and conditions of conversion or exchange;

•	any restrictions upon the issuance or reissuance of any other class or series of preferred stock ranking on a parity with or prior to the preferred stock; and

•	any other special rights and protective provisions with respect to the preferred stock, including any voting rights.

Any shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both. Our Board of Directors may increase or decrease the number of shares designated for any existing class or series.

The transfer agent for any series of preferred stock will be described in a prospectus supplement.

Certain Antitakeover Effects of Texas Law

We are subject to the provisions of the Texas Business Combination Law, Part 13 of the Texas Business Corporation Act (the TBCA). In general, the law prohibits a Texas ‘‘issuing public corporation’’ from engaging in a ‘‘business combination’’ with an ‘‘affiliated shareholder,’’ or an affiliate or associate thereof, for a period of three years after the date of the transaction in which the person became an affiliated shareholder, unless:

•	before the date such person becomes an affiliated shareholder, the board of directors of the corporation approves the business combination or the acquisition of shares by which the person becomes an affiliated shareholder; or

•	not less than six months after the date such person becomes an affiliated shareholder, the business combination is approved by the affirmative vote of the holders of at least two-thirds of the corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates at a meeting of shareholders duly called for that purpose, and not by written consent.

A ‘‘business combination’’ includes, among other things, mergers with and asset sales to an affiliated shareholder or its affiliate or associate and other transactions resulting in a financial benefit to the affiliated shareholder. An ‘‘affiliated shareholder’’ is a person who, together with affiliates and associates, is the ‘‘beneficial owner’’ (or, within three years, was the ‘‘beneficial owner’’) of 20% or more of the corporation’s then outstanding voting stock. The Texas Business Combination Law could prohibit or delay mergers or other takeovers or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certain Provisions of our Articles and By-laws

In addition to the restrictions of the Texas Business Combination Law, a number of provisions in our Articles and by-laws could have an effect of delaying, deferring, or preventing a change in control of us in the context of a merger, reorganization, tender offer, sale or transfer of substantially all of our assets, or liquidation involving us or our subsidiary.

Our Articles contain specific provisions governing the approval of certain ‘‘business combinations’’ with an ‘‘interested shareholder.’’ Under our Articles, a business combination may be approved by the affirmative vote of a majority of our shareholders as is required by our Articles and pursuant to the restrictions of the Texas Business Combination Law outlined above, only (1) if it is approved by a majority of disinterested directors at a meeting of the Board of Directors or by unanimous written consent of our Board of Directors in lieu of such meeting; and (2) if the per share aggregate amount of the cash and the fair market value, as defined in our Articles, as of the date of the consummation of the business combination, of consideration other than cash to be received by our shareholders in the proposed business combination is, subject to adjustment, at least equal to the higher of (a) the highest price per share for any share of our common stock paid by the interested shareholder within the two-year period prior to the date of announcement of the business combination or in the transaction in which the interested shareholder became an interested shareholder, whichever is higher; or (b) the higher of the fair market value per share of our common stock on the announcement date or on the date on which the interested shareholder became an interested shareholder. Furthermore, our Articles (1) limit the form of consideration that may be received by the holders of our common stock, (2) grant our Board of Directors the power to determine whether the amount, any adjustments to and the form of the consideration meet the requirements of our Articles, (3) prohibit an interested shareholder from acquiring beneficial ownership of any additional shares of our stock, (4) bar the interested shareholder from receiving any benefit of any financial assistance or tax advantages provided by or for us, and (5) impose certain requirements for notification of our shareholders about the business combination.

If the proposed business combination does not meet the requirements outlined in the paragraph above, then, in addition to the affirmative vote of a majority of our shareholders required by our Articles and in addition to the restrictions of the Texas Business Combination Law, the business combination must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote in the election of directors at the time of the business combination.

A ‘‘business combination’’ includes any merger or consolidation of us or our subsidiary with an interested shareholder or its affiliate, certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets to an interested shareholder or its affiliate, certain issuances or transfers of securities to an interested shareholder or its affiliate, adoption of any plan or proposal for liquidation or dissolution proposed by an ‘‘interested shareholder’’ and certain reclassifications of securities to the benefit of any ‘‘interested shareholder.’’ An ‘‘interested shareholder’’ is any person who beneficially owns 15% or more of the voting power of our outstanding shares; or at any time within the two-year period immediately prior the applicable date was the beneficial owner of 15% or more of the voting power of our outstanding shares.

Our Articles and by-laws provide for a classified Board of Directors and that the number of directors will be fixed by the Board of Directors. Our Board of Directors is divided into three classes, and directors are elected for staggered three-year terms with one class of directors up for election each year. Directors are elected by a plurality of votes cast by holders of shares entitled to vote. No cumulative voting is allowed in the election of directors or for any other purpose. Classified directors may be removed only with cause at a special meeting called expressly for that purpose upon the affirmative vote of at least 80% of all shares entitled to vote. An affirmative vote of at least 80% of shares entitled to vote is required to amend or repeal, or adopt any provision inconsistent with, the provisions of the Articles relating to the election and removal of directors.

Pursuant to our by-laws, the timing of our annual meeting is determined by the Board of Directors. In the absence of a request in writing from a majority of the Board of Directors or from shareholders owning at least 25% of all shares, special meetings of the shareholders may be called only by the chairman of the Board of Directors or the president. Special meetings of the shareholders shall be called by the chairman of the Board of Directors, the president or secretary at the request in writing of a majority of the Board of Directors or at the request in writing of shareholders owning at least 25% of all shares entitled to vote. Shareholders may not take action by written consent without a meeting.

Our Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions that effectively discriminate against an existing or prospective shareholder as a result of the holder’s beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult for or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of us without any further shareholder action.

Description of Debt Securities

This prospectus describes certain general terms and provisions of our debt securities. The debt securities will be issued under the Debt Securities Indenture dated May 1, 2005, entered into between us and The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank, National Association, as trustee (the indenture trustee), as supplemented by the First Supplemental Debt Securities Indenture dated May 19, 2008 (collectively, the indenture), which are incorporated by reference and filed, respectively, as exhibits to the registration statement for these securities that we have filed with the SEC. The indenture has been qualified under the Trust Indenture Act of 1939. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement.

We have summarized below the material provisions of the indenture and the debt securities or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the indenture itself that describes completely the terms and definitions summarized below and contains additional information about the debt securities.

Terms

The indenture does not limit the amount of debt securities that can be issued and provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions creating such series. The prospectus supplement will set forth the following terms, as applicable, of the debt securities to be offered:

•	the designation, aggregate principal amount, currency or composite currency and denominations;

•	if an index formula or other method is used, the method for determining amounts of principal or interest;

•	the maturity date and other dates, if any, on which principal will be payable;

•	the interest rate (which may be fixed or variable), if any;

•	the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

•	the manner of paying principal and interest;

•	the place or places where principal and interest will be payable;

•	the terms of any mandatory or optional redemption by us or any third party including any sinking fund;

•	the terms of any conversion or exchange;

•	the terms of any redemption at the option of holders or put by the holders;

•	any tax indemnity provisions;

•	if the debt securities provide that payments of principal or interest may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments;

•	the portion of principal payable upon acceleration of a discounted debt security (as defined below);

•	whether and upon what terms debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form; and

•	any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

Debt securities of any series may be issued as registered debt securities, bearer debt securities, or uncertificated debt securities, and in such denominations as specified in the terms of the series.

In connection with its original issuance, no bearer security will be offered, sold or delivered to any location in the United States, and a bearer security may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by us to comply with United States laws and regulations.

Securities may be issued under the indenture as discounted debt securities to be offered and sold at a discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to such discounted debt securities. ‘‘Discounted debt security’’ means a security where the amount of principal due upon acceleration or redemption is less than the stated principal amount.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series.

Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

Ranking

The debt securities will be unsecured and will rank equally with all of our existing and future unsecured senior debt, which includes indebtedness under our pollution control bonds which was approximately $193.1 million as of March 31, 2008, and our 6% Senior Notes due May 15, 2035, which was $400 million as of March 31, 2008. The debt securities will be senior to any existing and future indebtedness which by its terms is made subordinate to the debt securities.

The debt securities are unsecured obligations. Our secured debt is effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Substantially all of our nuclear fuel assets are subject to liens under our $200,000,000 bank line of credit. As of March 31, 2008 we had borrowed approximately $108.6 million under this line.

Certain Covenants

The indenture contains several customary covenants, including covenants relating to payment of principal and interest, our continued corporate existence and the filing of reports with the SEC and the trustee.

Any additional covenants that may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the prospectus supplement, the indenture will not limit the aggregate amount of debt, including secured debt, that we may incur. In addition, unless otherwise described in the prospectus supplement, there will be no provisions in the indenture or the related debt securities that require us to redeem, or permit the holders to cause a redemption of, those debt securities.

Successor Obligor

The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we shall not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless: (1) the person is organized under the laws of the United States or a state thereof and consents to the jurisdiction of the courts of the United States or a state thereof; (2) the person assumes by supplemental indenture all our obligations under the indenture, the debt securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction, no Default (as defined below) exists. The successor in a permitted transaction shall be substituted for us, and thereafter all our obligations under the indenture, the debt securities and any coupons shall terminate.

Exchange or Transfer of Debt Securities

Registration of transfer or exchange of registered debt securities may be requested upon surrender thereof at any of our agencies maintained for such purpose (the transfer agent) and upon fulfillment of all other requirements of the transfer agent. Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series in such authorized denominations as may be requested upon surrender of the registered debt securities to the transfer agent and upon fulfillment of all other requirements of the transfer agent.

Default and Remedies

Unless the securities resolution establishing the series otherwise provides (in which event the prospectus supplement will so state), an ‘‘Event of Default’’ with respect to a series of debt securities will occur if:

(1)	We default in any payment of interest on any debt securities of such series when the same becomes due and payable and the Default continues for a period of 30 days;

(2)	We default in the payment of the principal and premium, if any, of any debt securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

(3)	We default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of the series as required by the securities resolution establishing such series and the Default continues for a period of 30 days;

(4)	We default in the performance of any of our other agreements applicable to the series and the Default continues for 60 days after the notice specified below;

(5)	We, pursuant to or within the meaning of any Bankruptcy Law (as defined below):

(A)	commence a voluntary case;

(B)	consent to the entry of an order for relief against us in an involuntary case;

(C)	consent to the appointment of a Custodian for us or for all or substantially all of our property; or

(D)	make a general assignment for the benefit of our creditors;

(6)	a court of competent jurisdiction enters an order or decree that remains unstayed and in effect for 60 days under any Bankruptcy Law that:

(A)	is for relief against us in an involuntary case;

(B)	appoints a Custodian for us or for all or substantially all of our property; or

(C)	orders the liquidation of the Company; or

(7)	there occurs any other Event of Default provided for in the series and specified in the applicable prospectus supplement.

The term ‘‘Bankruptcy Law’’ means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term ‘‘Custodian’’ means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

‘‘Default’’ means any event that is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the trustee or the holders of at least 25% in principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice.

If a Default occurs and is continuing on a series of debt securities and if the indenture trustee has actual knowledge of such Default, the indenture trustee is required to mail a notice of the Default within 90 days after it occurs to holders of registered debt securities of such series. Except in the case of a Default in payment on a series of debt securities, the indenture trustee may withhold such notice if and so long as the indenture trustee in good faith determines that withholding the notice is in the interest of such holders. The indenture trustee is required to withhold notice of a Default described in subparagraph (4) above until at least 60 days after it occurs. We are required to furnish the indenture trustee, within 120 days after the end of each of our fiscal years, a brief certificate as to our compliance with all conditions and covenants under the indenture.

Notwithstanding the remedies generally available under the Indenture in the case of an Event of Default, at our election, the sole remedy for an Event of Default relating to the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act and the covenant in the Indenture to file reports with the trustee (‘‘Reporting Obligations’’) shall consist exclusively of the right of a holder of debt securities to receive additional interest (‘‘Reporting Interest’’) on such debt securities, accruing at an annual rate equal to 0.25% of the principal amount of such debt securities, provided, however, that on the 180th calendar day after commencement of any such Event of Default (unless waived) the other remedies under the Indenture shall become available. This interest will accrue on all outstanding debt securities from and including the date on which an Event of Default relating to a failure to comply with the Reporting Obligations in the debt securities indenture first occurs to, but not including, the date on which such Event of Default is cured or waived. In the event we do not elect to pay Reporting Interest upon an Event of Default in accordance with this section, the debt securities will be subject to acceleration as provided below.

If we have given a notice of a redemption subject to occurrence of conditions, it is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

The indenture does not have a cross-default provision. Thus, unless otherwise provided in the prospectus supplement for a series of debt securities, a default by us or our subsidiary on any other debt would not constitute an Event of Default. An Event of Default by us on any series of debt securities issued under the indenture shall constitute an Event of Default on other series only if it is an Event of Default under subparagraphs (5) or (6) above.

If an Event of Default occurs and is continuing with respect to any series of the debt securities, then the indenture trustee or the holders of 25% or more in aggregate principal amount of the debt securities of such series then outstanding may, and, upon the written request of the holders of a majority in aggregate principal amount of such series then outstanding, the indenture trustee shall, declare the principal amount (or, if the debt securities of that series are discounted debt securities, such portion of the principal amount as may be specified in the terms of that series) of, and all accrued but unpaid interest, if any, on all the outstanding debt securities of such series, to be immediately due and payable. If any Event of Default described in subparagraph (4) above with respect to all series of outstanding debt securities, or any Event of Default described in subparagraph (5) or (6), occurs and is continuing, then the indenture trustee or the holders of 25% or more in aggregate principal amount of all the outstanding debt securities (voting as one class) may, and upon the written request of the holders of a majority in aggregate principal amount of all the outstanding debt securities (voting as one class), the indenture trustee shall, declare the principal amount (or, if any debt securities are discounted debt securities, such portion of the principal amount as may be specified in the terms of such debt securities) of and all accrued but unpaid interest, if any, on all the debt securities to be immediately due and payable. Prior to the acceleration of the maturity of the debt securities of any series (or all series, as the case may be), other than a Default in the payment of the principal of or interest on the series (or all series, as the case may be) and a Default in respect of a provision in the indenture that cannot be amended without the consent of each affected holder of the debt securities, the holders of a majority in aggregate principal amount of the series (or all series of debt securities then outstanding, voting as one class, as the case may be) by notice to the indenture trustee may waive an existing Default on the series (or an existing Default described in subparagraph (4) that relates to all series of the outstanding debt securities or described in subparagraph (5) or (6) and its consequences).

However, the holders of a majority in aggregate principal amount of the debt securities of any series (or of all series, as the case may be) then outstanding may, on behalf of all holders of all debt securities of such series (or of all series, as the case may be), waive the Event of Default by reason of which the principal of the debt securities of such series (or of all series, as the case may be) shall have been so declared to be due and payable and rescind and annul such declaration and its consequences if, at any time after such declaration, (1) all arrears of interest, if any, on all the debt securities of such series (or of all series, as the case may be) and all amounts owed to the indenture trustee and any predecessor indenture trustee and all other amounts payable under the indenture (except the principal of the debt securities of such series (or of all series, as the case may be) that would not be due and payable were it not for such declaration) have been paid and (2) every other Default and Event of Default has been cured or adequate provisions have been made to the reasonable satisfaction of the holders of a majority in aggregate principal amount of the debt securities of such series (or of all series, as the case may be); provided that no such waiver, rescission or annulment shall extend to or affect or impair any rights arising from any subsequent Default or Event of Default.

The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or of exercising any trust or power conferred on the indenture trustee, with respect to such series (or all series as the case may be). The indenture trustee, however, may refuse to follow any such direction if it conflicts with law or the indenture, or if the indenture trustee in good faith determines that the action or direction may involve the indenture trustee in personal liability. The indenture trustee may require indemnity satisfactory to it before it enforces the indenture or the debt securities.

A holder of the debt securities of a series may pursue a remedy with respect to the series only if:

(1)	the holder gives to the indenture trustee notice of a continuing Event of Default on the series;

(2)	the holders of at least 25% in principal amount of the series make a request to the indenture trustee to pursue the remedy;

(3)	the holder or holders offer the indenture trustee indemnity satisfactory to it against any loss, liability or expense;

(4)	the indenture trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in principal amount of the series do not give the indenture trustee a direction inconsistent with such request.

The right of any holder of the debt securities to receive payment of the principal amount or any accrued interest in respect of the debt securities, to convert the debt securities, if such right exists, or to bring suit for the enforcement of such right shall not be impaired or adversely affected without the consent of such holder.

Amendments and Waivers

The indenture and the debt securities or any coupons of the series may be amended, and any default may be waived as follows:

Unless the securities resolution otherwise provides (in which event the applicable prospectus supplement will so state), the indenture, debt securities and any coupons may be amended with the written consent of the holders of a majority in principal amount of the debt securities of all series affected by the amendment voting as one class, and an existing Default on a particular series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series prior to the acceleration of the maturity of the debt securities of the series. However, without the consent of each security holder affected, (1) no amendment may (a) reduce the amount of debt securities whose holders must consent to an amendment, (b) reduce the interest on or change the time for payment of interest on any debt security, (c) change the fixed maturity of any debt security, (d) reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on acceleration thereof, (e) change the currency in which the principal or interest on a debt security is payable, (f) make any change that materially adversely affects the right to convert any debt security, or (g) change any provision in the indenture concerning waiver of past Defaults and amendments that require the consent of security holders except to increase the requisite amount of debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each security holder affected; and (2) unless the securities resolution otherwise provides, neither the indenture trustee nor the holders of a majority in principal amount of a series may waive a Default in the payment of the principal of or interest on the series or a Default in respect of a provision that cannot be amended without the consent of each security holder affected.

Without the consent of any security holder, the indenture, the debt securities, or any coupons may be amended (1) to cure any ambiguity, omission, defect or inconsistency; (2) to provide for assumption of our obligations to security holders in the event of a merger, consolidation or transfer of all or substantially all of its assets requiring such assumption; (3) to provide that certain provisions of the indenture shall not apply to a newly issued series of debt securities; (4) to create a series and establish its terms; (5) to provide for a separate indenture trustee for one or more series; or (6) to make any change that does not materially adversely affect the rights of any security holder.

Conversion Rights

Any securities resolution establishing a series of debt securities may provide that the debt securities of a series may be convertible at the option of the holders into or for our common stock or other equity or debt instruments (a conversion right). The securities resolution may establish, among other things, (1) the number or amount of shares of common stock or other equity or debt instruments for which $1,000 aggregate principal amount of the debt securities of the series is convertible, adjusted pursuant to the terms of the indenture and the securities resolution (the conversion rate), and (2) provisions for adjustments to the conversion rate and limitations upon exercise of the conversion right.

Legal Defeasance and Covenant Defeasance

Debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the debt securities of the series and any related coupons and the indenture (legal defeasance). We at any time may terminate as to a series our obligations with respect to any restrictive covenants that may be applicable to a particular series (covenant defeasance).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant that may be applicable to that series.

To exercise either defeasance option as to a series, we must (i) irrevocably deposit in trust (the defeasance trust) with the indenture trustee (or another trustee) money or U.S. Government Obligations, deliver to the indenture trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money, without investment, will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all debt securities of such series to maturity or redemption, as the case may be, and (ii) comply with certain other conditions. In particular, we must deliver to the indenture trustee an opinion of counsel that the defeasance will not result in recognition of any income, gain or loss to holders of debt securities of such series for federal income tax purposes as a result of the defeasance (and in the case of legal defeasance, such opinion of counsel is based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) and that the holders will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the defeasance had not occurred.

‘‘U.S. Government Obligations’’ means direct obligations of the United States or an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

Unless otherwise indicated in a prospectus supplement, the indenture trustee will also act as depository of funds, transfer agent, registrar, paying agent or conversion agent with respect to the debt securities. We may remove the indenture trustee with or without cause if we so notify the indenture trustee three months in advance and if no Default exists or occurs during the three-month period. The indenture trustee provides additional unrelated services for us as a depository of funds, registrar, trustee and similar services.

Governing Law

The indenture and the debt securities will be governed by New York law.

Description of First Mortgage Bonds

This prospectus describes certain general terms and provisions of our first mortgage bonds. The first mortgage bonds will be issued under and secured by the General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, between us and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee (the mortgage trustee), as supplemented and amended by supplemental indentures. We refer to the original mortgage, as so supplemented and amended, as the mortgage. All of the first mortgage bonds issued or issuable under the mortgage are referred to as the bonds. We have summarized below the material provisions of the mortgage and the bonds or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the mortgage itself and the supplemental indentures to the mortgage, which describe completely the terms and definitions summarized below and contain additional information about the bonds. The mortgage has been qualified under the Trust Indenture Act of 1939. When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms in a prospectus supplement.

General

Substantially all of our utility plant is subject to liens under the mortgage. We are subject to certain covenants which will govern any future series of bonds we may issue pursuant to the mortgage.

Terms

When we offer to sell a particular series of bonds, we will describe the specific terms of the bonds in a supplement to the mortgage and a prospectus supplement, which will set forth the following terms, as applicable, of the bonds offered thereby:

•	the designation and aggregate principal amount;

•	the maturity date and other dates, if any, on which principal will be payable;

•	the interest rate (which may be fixed or variable);

•	if an index formula or other method is used, the method for determining amounts of principal or interest;

•	the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

•	the manner of paying principal and interest;

•	the place or places where principal and interest will be payable, where bonds may be surrendered for registration of transfer or exchange, and where notices and demands to or on us may be served;

•	the terms of any mandatory or optional redemption or repurchase by us or any third party including any sinking fund or similar fund;

•	the terms of any redemption at the option of holders or put by the holders;

•	the terms of any conversion or exchange;

•	if the principal or interest on the bonds is to be payable in securities or other property, or in a currency other than that in which bonds are denominated, the manner for determining such payments;

•	if an amount other than the principal amount shall be payable upon acceleration of a bond, the calculation of such amount to be due and payable;

•	whether the bonds will be issued in book entry or certificated form; and

•	any additional provisions or other special terms not inconsistent with the provisions of the mortgage, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the bonds.

Security

The mortgage constitutes a first mortgage lien on the mortgaged property, subject to permissible encumbrances. The bonds are secured by the mortgaged property on an equal and ratable basis and will rank equally (except as to sinking funds and other similar funds that may be established for the exclusive benefit of a particular series) with all other bonds of any series issued and outstanding under the mortgage.

Mortgaged Property

The mortgaged property is made up of all of our real, personal and mixed property, which is an integral part of, or is used or to be used as an integral part of our electric generating, transmission and distribution operations, our undivided legal interest in any of such property, which is jointly owned with a third party, any franchises and permits owned by us in connection with these operations, and any other property, which is intended at any time to be subject to the lien created by the mortgage, including any after acquired property of the character intended to be mortgaged property and any property scheduled as mortgaged property in the mortgage and any supplemental indentures, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens, exceptions and reservations in the instruments by which we acquired title to our property and the prior lien of the mortgage trustee for compensation, expenses and liability.

Excepted from the lien of the mortgage, among other things, are:

•	cash, cash equivalents, accounts receivable, securities not pledged under the mortgage, and certain intangibles including intellectual property;

•	goods, merchandise, electricity, gas, steam, water, ice, oil, coal and other materials, products or services generated, manufactured, produced, purchased or acquired by us and held for sale in the ordinary course of business or for use or consumption by us for operations or maintenance, replacement or fixed capital purposes;

•	all nuclear fuel, cores and materials and interests therein;

•	all supplies and equipment used in connection with our business, books and records; and

•	all leases and real or personal property not specifically pledged under the mortgage.

There is further expressly excepted any property of any other corporation that acquires us or into which we merge, which is owned by such corporation prior to the acquisition or merger, or which is acquired by such corporation after the acquisition or merger and is not integrally related to our electric generating, transmission and distribution operations. The mortgage permits our consolidation or merger with, or the conveyance of substantially all of our property to, any other corporation; provided that the successor corporation is a U.S. company that expressly assumes the due and punctual payment of the principal and interest on the bonds outstanding under the mortgage and the due and punctual performance and observance of all covenants, agreements and conditions of the mortgage, and provided that the consolidation or merger does not create any prior lien over the mortgaged property.

Issuance of Additional Bonds

The mortgage provides that we may at any time and from time to time issue additional first mortgage bonds in principal amounts equal to the sum of:

(a)	the lesser of:

(i)	75% of the amount of bondable property that has not been used as a basis for the issuance of bonds already issued under the mortgage, and

(ii)	100% of the principal amount of first mortgage bonds or indebtedness subject to prior liens, which bonds or indebtedness have been paid, retired, repurchased, redeemed, cancelled or otherwise discharged by us since February 1, 1996 or are then being paid, retired, repurchased, redeemed, cancelled or otherwise discharged by us, and which have not already been used as a basis for the issuance of bonds under the mortgage, and

(b)	the amount of cash deposited with the mortgage trustee for such purpose.

Additional bonds may not be issued on the basis of property additions subject to a prior lien.

Certain Covenants

The mortgage contains several covenants, including covenants relating to payment of principal and interest, our continued corporate existence and the filing of reports with the SEC and the trustee. Any covenants that may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto.

Release and Substitution of Assets

The mortgage provides that, subject to various limitations, property may be released from the lien of the mortgage if, after such release, the fair value of the remaining property subject to the mortgage equals or exceeds an amount equal to 133 1/3% of the aggregate principal amount of outstanding bonds plus the amount of outstanding indebtedness that has a prior lien on such property. The mortgage also permits property to be released from the lien of the mortgage upon the substitution of cash, certain cash equivalents, newly acquired bondable property, or the waiver of the right to issue bonds in the amount of the fair value of such released property.

The mortgage also provides that cash may be released by the mortgage trustee (i) in the case of cash deposited with the mortgage trustee for the issuance of bonds after February 1, 1996, to the extent of 75% of the amount of bondable property that has not been used as a basis for the issuance of bonds already issued under the mortgage, and (ii) in the case of cash deposited with the mortgage trustee for any other reason under the mortgage, to the extent of 100% of the amount of bondable property that has not been used as a basis for the issuance of bonds already issued under the mortgage, and which may be withdrawn in an amount equal to the principal amount of bonds which we have the right to issue based upon the retirement of outstanding bonds or the repayment of indebtedness with a prior lien. Cash may also be used or applied to the payment at maturity or on redemption or repurchase of any outstanding bonds or indebtedness with a prior lien.

Events of Default

An Event of Default under the mortgage includes:

•	default in the payment of the principal of, or premium, if any, on any bond when due or default for 60 days in the payment of interest on any bond when due;

•	default in compliance with any covenant contained in the mortgage or any supplemental indenture, which is not remedied within 60 days after we or the mortgage trustee receives written notice from the holders of not less than 25% of the outstanding bonds;

•	an order or decree by a court of competent jurisdiction that remains in effect for 60 days and (i) that adjudicates us to be bankrupt or insolvent, (ii) that is for the winding up or liquidation of our affairs, (iii) that approves a petition seeking our reorganization or arrangement under bankruptcy law or (iv) that appoints a trustee, liquidator, receiver, assignee, or similar official under bankruptcy law;

•	(i) our filing for voluntary bankruptcy, (ii) our consent to filing for relief against us in an involuntary bankruptcy case, (iii) our making of an assignment for the benefit of creditors, (iv) our consent to the appointment of a trustee, liquidator, receiver, assignee, or similar official under bankruptcy law over us or over a substantial part of the mortgaged property, (v) our filing a petition or answer or consent seeking reorganization or arrangement under bankruptcy law, (vi) our consent to the filing of any such petition and (vii) our filing a petition to take advantage of any law for the relief of debtors; and

•	any other event expressly designated as an Event of Default under the terms of the applicable supplemental indenture and disclosed in the applicable prospectus supplement.

We are required to give the mortgage trustee notice of the occurrence of any Default or Event of Default and to certify to the mortgage trustee within 120 days of the end of each fiscal year that we are not in default. The mortgage trustee is required, within 90 days after the occurrence of any Default or Event of Default, to give to the holders of the bonds notice of all defaults known to the mortgage trustee unless such defaults shall have been cured before the giving of such notice; provided, however, that except in the case of default in the payment of the principal of or interest on any of the bonds, or in the payment or satisfaction of any sinking, improvement, maintenance, replacement or analogous fund installment, the mortgage trustee shall be protected in withholding notice if and so long as the mortgage trustee in good faith determines that the withholding of notice is in the interests of the holders of the bonds.

If any Event of Default occurs and is continuing, the mortgage trustee or the holders of at least 25% in aggregate principal amount of the then outstanding bonds of any series affected by the Event of Default may declare all of the bonds in such series to be immediately due and payable. The holders of not less than a majority in aggregate principal amount of bonds outstanding and affected by an Event of Default may direct the mortgage trustee in the exercise of its power, provided that the mortgage trustee is not required to exercise any of its rights or powers under the mortgage at the request of any holders of bonds unless the holders have offered the mortgage trustee security and indemnity against any loss, liability or expense, to the mortgage trustee’s satisfaction. The holders of not less than a majority in aggregate principal amount of bonds outstanding may also waive past defaults other than payment defaults, defaults arising from our creation of prior liens, or defaults that are in violation of other provisions of the indenture. The indenture does not have a cross-default provision. Thus, unless otherwise provided in the prospectus supplement for a series of bonds, a default by us on any other debt would not constitute an Event of Default.

Modification of the Mortgage

The mortgage may be amended or supplemented, and any existing default or compliance with any provision of the mortgage or the bonds may be waived, with the consent of the holders of not less than a majority in principal amount of the then outstanding bonds, unless the rights of one or more but less than all series of bonds would be materially and adversely affected; then, the only consent required shall be the consent of the holders of a majority in principal amount of each such series affected, voting together as a single class.

Notwithstanding the previous paragraph, without the consent of each holder affected, no amendment or waiver may reduce the principal amount of bonds whose holders must consent to an amendment of the bonds or waiver of any Defaults or Events of Default under the bonds, reduce the principal amount due under or change the maturity of any bond, reduce the rate of interest or change the time for payment of interest on any bond, alter any conversion, redemption or repurchase rights with respect to any bond, waive any default in the payment of principal or interest on the bonds, limit the right of a holder of bonds to institute suit for the enforcement of any payment of principal or interest on the bonds, or permit the creation of any prior liens.

Legal Defeasance

Pursuant to the mortgage, bonds that are within one year of their stated maturity may be legally defeased when the mortgage trustee has received from us, an amount of money or U.S. government obligations which will be adequate to pay when due the principal and interest on all outstanding bonds at their maturity or earlier redemption. The mortgage trustee will determine whether the funds deposited are adequate based on the opinion of an accountant, who may be our financial officer, and taking into account any reinvestment and proceeds on such funds. When adequate funds have been deposited with the mortgage trustee, and we have given irrevocable instructions for such funds to be paid to the bondholders, the mortgage trustee may, and at our request will, satisfy and discharge the lien of the mortgage and release to us the mortgaged property.

Governing Law

The mortgage is governed by New York law, except to the extent that the Trust Indenture Act of 1939 is applicable and except that the perfection, priority and enforcement of the lien of the mortgage is governed by the law of the jurisdiction where any portion of the mortgaged property is located.

Description of Warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently of or together with any other offered securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of Purchase Contracts

We may issue purchase contracts, together with, or separate from, the securities registered hereby, for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such prepaid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, prepaid purchase contracts may be issued under the indenture.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, first mortgage bonds, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, first mortgage bonds, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Forms of Securities

Each debt security, bond, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form, and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities.    We may issue the registered debt securities, bonds, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities and bonds, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents or any other agent of our, any agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in ‘‘street name,’’ and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Plan of Distribution

We or selling security holders may sell the securities being offered under this prospectus in four ways or any combination thereof:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase the securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If any underwriters or agents are used in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is used in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that:

•	the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject; and

•	if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

One or more firms, referred to as ‘‘remarketing firms,’’ may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange or inter-dealer quotation system. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

Legal Matters

The validity of the offered securities will be passed upon by Clark, Thomas & Winters, Austin, Texas, and Davis Polk & Wardwell, Menlo Park, California.

Experts

The consolidated financial statements of El Paso Electric Company and subsidiary as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements refers to changes in the Company’s accounting for asset retirement obligations in 2005, share-based payments and defined benefit pension and other postretirement plans in 2006, and uncertainty in income taxes in 2007.